Exhibit 99.1

From:  Jack Powell (media)
             414-221-2361
             jack.powell@we-energies.com

            Colleen Henderson (investors)
            414-221-2592
            colleen.henderson@we-energies.com

Feb. 11, 2004

Wisconsin Energy Corporation posts higher 2003 year-end results

MILWAUKEE -- Wisconsin Energy Corp. (NYSE: WEC) today reported 2003 earnings of $244 million, or $2.06 per share, compared with $167 million, or $1.44 per share in 2002. The results reflect lower interest costs, improved manufacturing performance and a lower effective tax rate.

Excluding the effects of asset sales and impairment charges, adjusted earnings for 2003 were $274 million, or $2.31 per share, compared with $259 million, or $2.23 per share on the same basis in 2002.

Wisconsin Energy also reported fourth quarter 2003 earnings of $72 million, or $0.60 per share, compared with $74 million or $0.63 per share recorded in 2002. Results in the quarter were affected by warmer than normal weather, nuclear refueling costs and increased benefit costs. Temperatures were 6 percent warmer than normal for the quarter.

Excluding the effects of asset sales and impairment charges, adjusted earnings for the fourth quarter of 2003 were $77 million, or $0.64 per share, compared with $74 million, or $0.63 per share on the same basis for the fourth quarter of 2002.

Fourth quarter revenues were $1.03 billion in 2003, compared with $1.01 billion in the same period a year earlier. Annual revenues were $4.05 billion in 2003, compared with $3.74 billion in 2002.

Electricity sales were up approximately 1 percent in 2003, with large commercial and industrial customers increasing usage by nearly 2.4 percent. Natural gas deliveries also were up as industrial customers increased their demand by more than 6 percent in 2003.

"We continued to advance our growth strategy in 2003," said Richard A. Abdoo, Wisconsin Energy Corporation's chairman and chief executive officer. "We received approval for the second phase of our Power the Future plan and improved our capital structure. We expect to receive nearly $100 million from asset sales in 2003, including related tax benefits. We enter 2004 as a company well positioned for continued growth."

All earnings per share numbers listed in this news release are on a fully-diluted basis.

Conference Call

A conference call is scheduled for 1 p.m. Central Standard Time (CST) on Wednesday, Feb. 11, 2004. The presentation will review 2003 year-end earnings and discuss the company's outlook for the future. All interested parties, including shareholders, reporters and the general public, are invited to listen to the presentations.

To listen to the conference call on the phone

Dial (800)-360-9865 up to 15 minutes before the call begins. There is no password required.

To listen to the conference call on the Web

Access also can be gained through the company's Web site (www.WisconsinEnergy.com) by clicking on the icon for the "Year-End Earnings Release & Conference Call" and selecting "Webcast audio" up to 15 minutes before 1 p.m. CST.

In conjunction with this earnings announcement, Wisconsin Energy has posted on its Web site a package of detailed financial information on its fourth quarter and year-end performance. The materials are available at 7 a.m. CST on Feb. 11. An archive of the presentation will be available on the Web site after the call.

Non-GAAP Earnings Measures

Earnings excluding the gains or losses from asset sales, which measurement generally excludes one-time charges or credits that are not associated with the company's ongoing operations, are provided as a complement to earnings presented in accordance with GAAP. We have continued to successfully execute our planned asset divestitures, and the one-time charges or credits associated with each sale are not indicative of the company's operating performance. Therefore, we believe that the presentation of earnings excluding the gains or losses from asset sales is relevant and useful to investors to understand Wisconsin Energy's operating performance. Management uses such measures internally to evaluate the company's performance and manage its operations.

A reconciliation of non-GAAP earnings to GAAP earnings is included in the attachments to this release.

Wisconsin Energy Corporation (NYSE: WEC) is a Milwaukee-based Fortune 500 holding company with utility and non-utility subsidiaries. The company, through We

Energies and its utility subsidiary, Edison Sault Electric Company, serves more than one million electric customers in Wisconsin and Michigan's Upper Peninsula and 980,000 natural gas customers in Wisconsin. We Energies is the trade name of Wisconsin Electric Power Company and Wisconsin Gas Company, the company's principal utility subsidiaries. Its non-utility businesses include energy development, pump manufacturing, recycling and renewable energy and real estate development. One of the Midwest's premier energy companies, Wisconsin Energy Corporation (www.WisconsinEnergy.com) has 9,000 employees, 67,000 shareholders and more than $9.5 billion in assets.

Some matters discussed above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are subject to various risks and uncertainties. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, business and competitive conditions in the deregulating and consolidating energy industry, in general, and, in particular, in the company's service territories; availability of the company's generating facilities; changes in purchased power costs; changes in coal or natural gas prices and supply availability and the ability to recover fuel and purchased power costs; varying weather conditions; risks associated with non-utility diversification; regulatory decisions; obtaining necessary regulatory approvals and investment capital to implement the growth strategy; equity and bond market fluctuations; foreign, governmental, economic, political and currency risks; and other cautionary factors described in the Management's Discussion and Analysis of Financial Condition and Results of Operations in Wisconsin Energy Corporation's 10-K for the year ended December 31, 2002, and other factors described in the company's subsequent reports filed with the Securities and Exchange Commission.

Tables Follow

# # #

WISCONSIN ENERGY CORPORATION
EARNINGS RECONCILIATION
(Unaudited)

	Twelve Months Ended			Three Months Ended
	December 31			December 31

	2003	B(W)	2002	2003	B(W)	2002

Adjusted Earnings	$2.31	$0.08	$2.23	$0.64	$0.01	$0.63
Net Loss on Asset Sales	(0.25)	0.54	(0.79)	(0.04)	(0.04)	-

GAAP Earnings	$2.06	$0.62	$1.44	$0.60	($0.03)	$0.63

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED INCOME STATEMENTS
(Unaudited)

	Twelve Months Ended		Three Months Ended
	December 31		December 31

	2003	2002	2003	2002

	(Millions of Dollars, Except Per Share Amounts)

Operating Revenues	$4,054	$3,736	$1,032	$1,010

Operating Expenses
Fuel and purchased power	571	594	132	131
Cost of gas sold	863	575	241	219
Cost of goods sold	558	513	136	124
Other operation and maintenance	1,051	1,046	261	258
Depreciation, decommissioning
and amortization	332	321	82	82
Property and revenue taxes	82	88	20	21
Asset valuation charges, net	46	141	9	-

Total Operating Expenses	3,503	3,278	881	835

Operating Income	551	458	151	175

Other Income, Net	43	44	13	(1)

Financing Costs	215	229	54	56

Income Before Income Taxes	379	273	110	118

Income Taxes	135	106	38	44

Net Income	$244	$167	$72	$74

Earnings Per Share
Basic	$2.09	$1.45	$0.61	$0.64
Diluted	$2.06	$1.44	$0.60	$0.63

Weighted Average Common
Shares Outstanding (Millions)
Basic	117.1	115.4	118.1	115.8
Diluted	118.4	116.3	120.0	116.5

Dividends Per Share of Common Stock	$0.80	$0.80	$0.20	$0.20

WISCONSIN ENERGY CORPORATION
SUMMARY OF CONSOLIDATED CONDENSED EARNINGS
(Unaudited)

	Twelve Months Ended		Three Months Ended
	December 31		December 31

	2003	2002	2003	2002

	(Millions of Dollars)
Operating Income

Utility Energy Segment	$544	$562	$155	$171

Manufacturing Segment	67	56	12	12

Non-Utility Energy Segment	(61)	(132)	(12)	(7)

Corporate and Other	1	(28)	(4)	(1)

Total Operating Income	551	458	151	175

Other Income, Net	43	44	13	(1)

Financing Costs	215	229	54	56

Income Before Income Taxes	379	273	110	118

Income Taxes	135	106	38	44

Net Income	$244	$167	$72	$74

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)

	December 31

	2003	2002

	(Millions of Dollars)
Assets

Property, Plant and Equipment
In Service	$8,531	$7,959
Accumulated depreciation	(3,661)	(4,007)

	4,870	3,952
Construction work in progress	302	274
Leased facilities, net	105	110
Nuclear fuel, net	78	63

Net Property, Plant and Equipment	5,355	4,399

Investments	952	856

Current Assets
Cash and cash equivalents	54	44
Accounts receivable	474	479
Accrued revenues	212	209
Materials, supplies and inventories	515	455
Prepayments and other assets	181	153

Total Current Assets	1,436	1,340

Deferred Charges and Other Assets
Deferred regulatory assets	612	650
Goodwill, net	836	833
Other	264	284

Total Deferred Charges and Other Assets	1,712	1,767

Total Assets	$9,455	$8,362

Capitalization and Liabilities

Capitalization
Common equity	$2,359	$2,139
Preferred stock of subsidiary	30	30
Company-obligated mandatorily redeemable
preferred securities of subsidiary trust
holding solely debentures of the Company	-	200
Long-term debt	3,575	3,031

Total Capitalization	5,964	5,400

Current Liabilities
Long-term debt due currently	167	40
Short-term debt	610	953
Accounts payable	301	318
Accrued liabilities	161	189
Other	149	126

Total Current Liabilities	1,388	1,626

Deferred Credits and Other Liabilities
Asset retirement obligations	732	-
Accumulated deferred income taxes	648	568
Other	723	768

Total Deferred Credits and Other Liabilities	2,103	1,336

Total Capitalization and Liabilities	$9,455	$8,362

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Months Ended
	December 31

	2003	2002

	(Millions of Dollars)
Operating Activities
Net income	$244	$167
Reconciliation to cash
Depreciation, decommissioning and amortization	383	362
Asset valuation charges	60	141
Losses (gains) on asset sales, net	(14)	4
Litigation refund	-	116
Deferred income taxes and investment tax credits, net	71	(25)
Working capital and other	(120)	(54)

Cash Provided by Operating Activities	624	711

Investing Activities
Capital expenditures	(659)	(557)
Asset sales, net of acquisitions and investments	48	270
Other investing activities	(56)	(78)

Cash Used in Investing Activities	(667)	(365)

Financing Activities
Common equity issued, net	56	-
Dividends paid on common stock	(94)	(92)
Change in debt, net	115	(257)
Other	(24)	-

Cash Provided by (Used in) Financing Activities	53	(349)

Change in Cash	10	(3)

Cash at Beginning of Year	44	47

Cash at End of Year	$54	$44

Supplemental Information - Cash Paid For
Interest (net of amount capitalized)	$206	$236
Income taxes (net of refunds)	$100	$91